Exhibit 99.1

Nova Elects Energy Leaders To Board Of Directors

Former Texaco and Mobil Icons To Lend Energy Expertise To Alternative Fuel Company

HOUSTON, TX — July 18, 2006 — Nova Energy Holding, Inc. (OTC: NVAO) announced today that it has elected Robert Black, former Senior Vice President in the Office of the Chairman of Texaco Inc., and Robert W. White, former President of Mobil Exploration and Producing U.S. (MEPUS), to its board of directors.

“Bob Black is a powerful addition to our board of directors,” said Kenneth Hern, Nova’s Chairman and CEO. “He has tremendous expertise in managing an oil company and is personally very interested in seeing our nation focus on domestic alternative fuels such as biodiesel.”

Mr. Black is a retired Senior Vice President of Texaco Inc., a position that oversaw the development and management of the company’s worldwide business and industry activities. Mr. Black graduated from Texas Tech University in 1958 with a bachelor’s degree in petroleum engineering. He immediately began his career with Texaco as a field engineer in the Producing Department at Monument, NM. During his career, he progressed through a variety of management positions and served on the boards of directors of Caltex Petroleum Corporation, Arabian American Oil Company, Amoseas Indonesia and numerous other Texaco subsidiaries and affiliates.

He has served as a director of several community and industry organizations, including the American Petroleum Institute, the National Association of Manufacturers and the U.S. Saudi Arabian Business Council. He is a long-time member of the Society of Professional Engineers and was honored by Texas Tech University with the Distinguished Alumni Award, as well as the Distinguished Engineer Award. He was appointed by Gov. Rick Perry to the Texas Tech University System Board of Regents, where he was later elected Chairman, and will continue to serve in this capacity until 2007.

“Our board of directors is extremely fortunate to have Bob Black as a member,” Mr. Hern added. “He knows the ins and outs of running a public energy company with a focus on delivering shareholder value.”

Mr. White worked for Mobil for more than 30 years, residing outside the U.S. for 15 of those years. His Mobil career spanned a global reach, including London, Nigeria, The Netherlands, Indonesia, Libya and throughout the U.S. He began his career with Mobil after service as a Captain in the U.S. Army Corps of Engineers. He graduated from the University of Texas at Austin with a bachelor’s degree in petroleum engineering. Mr. White served as Chairman of the Petroleum Science and Technology Institute in the U.K.

“Throughout his career, Bob White was responsible for overseeing the production of millions of barrels of oil and billions of cubic feet of natural gas in the U.S. and abroad,” Mr. Hern said. “He was involved in multi-billion dollar contracts for the exploration and production of natural gas and crude oil for Mobil Oil. We at Nova Energy are very excited about his participation in our company.”

“I am very pleased to join the Nova Energy board of directors,” said Mr. White. “After so many years serving under the Flying Red Horse, I witnessed tremendous changes take place within the oil industry. Now that our country is trying to move away from dependency on foreign oil sources, I want to do what I can to support the production of such alternative fuel sources as biodiesel fuel.”

“I am delighted to have these fine gentlemen join our Board,” Mr. Hern said. “Their range of experience and in-depth energy industry expertise will enable them to make valuable contributions as we continue to build and expand our Company.”

About Nova Energy Holding, Inc.
Nova Energy Holding, Inc. is currently the trade name for Nova Oil, Inc. and the company intends to change its name in the near future. Nova is an energy company in the business of synthesizing and distributing renewable fuel products and related co-products. Nova’s initial focus will be to construct and operate two to four biodiesel refineries with production capacity of between 120 to 240 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes the construction of up to seven biodiesel refineries with production capacities ranging from 20 to 60 million gallons per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feed stocks. More information on Nova can be found at www.novaenergyholding.com.

Forward Looking Statements
This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Current Report on Form 8-K filed on April 3, 2006 and its Quarterly Report on Form 10-Q for the quarter ended April 30, 2006, as amended,, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.